Exhibit 99.2

FORM OF

OPTION AGREEMENT

PURSUANT TO THE

HENRY SCHEIN, INC. 2024 STOCK INCENTIVE PLAN

(AS AMENDED AND RESTATED EFFECTIVE AS OF MAY 21, 2024)

THIS AGREEMENT (the “Agreement”) is made as of [Grant Date] (the “Grant Date”), by and between Henry Schein, Inc. (the “Company”) and [Participant Name] (the “Participant”). Additional country-specific terms and conditions that govern the grant made hereunder are attached hereto on Annex 1, which terms and conditions are incorporated by reference herein and made a part of the Agreement.

Preliminary Statement

The Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”), pursuant to the Henry Schein, Inc. 2024 Stock Incentive Plan (as amended and restated effective as of May 21, 2024) (a copy of which is on file with the Company’s Corporate Human Resources Department and is available for the Participant to review upon request at reasonable intervals as determined by the Company) (the “Plan”), has authorized the grant to the Participant, as a Key Employee of the Company or a Subsidiary, of a nonqualified stock option (the “Option”) to purchase the number of shares of the Company’s Common Stock, par value $0.01 per share, set forth below. The parties hereto desire to enter into this Agreement in order to set forth the terms and conditions of the Option. Capitalized terms used but not defined herein shall have the same meaning as set forth in the Plan.

Accordingly, the parties hereto agree as follows:

A. Tax Matters. No part of the Option granted hereby is intended to qualify as an “incentive stock option” under Section 422 of the Code.

B. Grant of Option. Subject in all respects to the Plan and the terms and conditions set forth herein, the Participant is hereby granted the Option to purchase from the Company up to [number] shares of Common Stock (the “Shares”), at a price per Share of $[option price] (the “Option Price”). Subject to the terms and conditions hereof, the Option may be exercised by the Participant, in whole or in part, at any time or from time to time during the period commencing on the applicable anniversary date (as provided in Section E below) and ending on the expiration of the Option as provided herein.

C. Restriction on Transfer. The Option granted hereby is not transferable otherwise than by will or under the applicable laws of descent and distribution and during the lifetime of the Participant may be exercised only by the Participant or his or her guardian or legal representative. In addition, the Option shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Option shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, negotiate, pledge or hypothecate the Option, or in the event of any levy upon the Option by reason of any execution, attachment or similar process contrary to the provisions hereof, the Option shall immediately become null and void.

D. Term of Option. Unless terminated earlier as provided below or otherwise pursuant to the Plan, the Option shall expire on the tenth anniversary of the Grant Date.

E. Exercise of Option.

1. No part of the Option may be exercised unless and until it has become vested. One-fourth (1/4) of the Option granted hereunder shall automatically and immediately vest on each of the first, second, third and fourth anniversaries of the Grant Date, provided that, subject to Section F hereof, the Participant has not had a Termination of Employment at any time prior to the applicable anniversary date (except as otherwise set forth in an employment agreement between the Company and Participant (if applicable), the Company’s Executive Severance Plan (if applicable), or the Plan).

2. The Option may be exercised by the Participant by delivering notice to the Committee of the election to exercise the Option and of the number of Shares with respect to which the Option is being exercised, which notice shall be accompanied by payment in full for the Shares. Payment for such Shares may be made as follows:

(a) in cash or by certified check, bank draft or money order payable to the order of the Company;

(b) if so permitted by the Committee through the delivery of unencumbered Shares (including Shares acquired upon the Option then being exercised); or

(c) on such terms and conditions as may be acceptable to the Committee and in accordance with applicable law.

3. As soon as practicable following receipt of payment and satisfaction of the requirements, if any, as to withholding of taxes set forth in the Plan, the Company shall cause to be issued in the name of the Participant the Shares then purchased (as evidenced by the appropriate entry on the books of the Company or a duly authorized transfer agent of the Company).

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4. The exercise of the Option after Termination of Employment shall be subject to satisfaction of the conditions precedent that the Participant neither take other employment or render services to (a) companies that are competitors of the Company or any of its Subsidiaries, or (b) companies that are competitors of the Company or any of its Subsidiaries so that the Participant’s employment with such company could be prejudicial to the Company or any of its Subsidiaries or in conflict with the interests of the Company or any of its Subsidiaries, without the express prior written consent of the Company, nor conduct himself or herself in a manner adversely affecting the Company or any of its Subsidiaries, including but not limited to making false, misleading or negative statements, either orally or in writing, about the Company or any of its Subsidiaries. If the Participant exercises his or her Option and the Company determines that the Participant subsequently (within a year following Termination of Employment) engages in conduct which would have been subject to this provision had it taken place prior to exercise of the Option, then the Participant hereby agrees to immediately return to the Company any financial benefit he or she received from the Option upon request of the Company.

5. Upon a Change of Control, the Option shall immediately become vested, unless two-thirds of members of the Incumbent Board (as defined in the Plan) has approved the change of control provision, in which event, there shall be no accelerated vesting of the Option.

F. Termination of Employment.

1. Death or Disability. Subject to Section E hereof, upon Termination of Employment by reason of death or Disability, the Option shall become 100% vested and (to the extent then not exercised by the Participant prior to such Termination of Employment) shall remain exercisable by the Participant (or in the case of the Participant’s death, the Participant’s estate or the person given authority to exercise such Option by will or operation of law) for a period of one (1) year from the date of Termination of Employment.

2. Termination Without Cause Within Two Years Following a Change of Control. Subject to Section E hereof, upon Termination of Employment by the Company (or a Subsidiary) without Cause occurring within the 2-year period following a Change of Control; provided that no Termination of Employment has occurred prior to such date, unless otherwise provided expressly in a written agreement between the Participant and the Company (or a Subsidiary), the Option shall become 100% vested and (to the extent then not exercised by the Participant prior to such Termination of Employment) shall remain exercisable by the Participant for a period of three (3) months from the date of Termination of Employment. For purposes of this Agreement, “Cause” shall have the meaning set forth in Section 7(b) of the Plan, but shall also include any breach by the Participant of any agreement with the Company or any of its Subsidiaries. For purposes of this Agreement, a “Change of Control” shall mean the occurrence of a Change of Control (as defined in the Plan).

3. Retirement. Subject to Section E hereof, upon the Participant’s Retirement, unless otherwise provided expressly in a written agreement between the Participant and the Company (or a Subsidiary), the Option shall remain outstanding and shall continue to vest and become exercisable following Retirement in accordance with Section E(1) hereof notwithstanding the Participant’s Retirement and (to the extent then not exercised by the Participant prior to such Termination of Employment) shall remain exercisable by the Participant for the remainder of the Option term set forth in Section D hereof. For purposes of this Agreement, the Participant shall qualify for “Retirement” if (i) the Participant’s age (minimum 55) plus years of service with the Company and its Subsidiaries equal or exceed 70, (ii) the Participant has provided written notice of the Participant’s retirement to the Company at least 30 days prior to the date of such retirement, and (iii) no Termination of Employment has occurred prior to the date of such retirement. For purposes of determining the age and service requirement under Section F(3), the Participant’s age and years of service shall be determined by the Participant’s most recent birthday and employment anniversary, respectively.

4. Cause. Upon a Participant’s Termination of Employment for Cause, or by the Participant in violation of a written agreement between the Participant and the Company or any Subsidiary thereof, or if it is discovered that after such Termination of Employment that the Participant is engaged in conduct that would have justified a Termination of Employment for Cause, the entire outstanding Option shall automatically be canceled. In addition, upon any such Termination of Employment the Committee may, in its discretion, require the Participant to promptly pay to the Company (and the Company shall have the right to recover) any gain the Participant realized as a result of the exercise of the Option that occurred within one (1) year prior to such Termination of Employment or the discovery of conduct that would have justified a Termination of Employment for Cause.

5. Other Termination. In the event of Termination of Employment for any reason other than as provided in Sections F(1), F(2), F(3) or F(4), the vested portion of the Option not exercised by the Participant prior to such Termination of Employment shall remain exercisable (to the extent exercisable by such Participant immediately before such termination) for a period of three (3) months from the date of Termination of Employment. Any portion of the Option that is not yet exercisable on the date of Termination of Employment because of vesting provisions or otherwise shall be canceled.

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6. Forfeiture; Recoupment.

(a) If, during the twelve-month period following the Participant’s Termination of Employment for any reason, the Participant engages in a Competitive Activity (as defined below), the Committee shall have the right, in its sole discretion, to cause the immediate forfeiture of all of the unexercised Option in its entirety, in which case the Participant shall have no further rights or interests with respect to such Option, and the Company shall also have the right to recoup from the Participant, and the Participant shall repay to the Company, within thirty (30) days following demand by the Company, a payment equal to the Fair Market Value of the aggregate Shares received upon exercise of the Option (if any), net of the aggregate exercise price paid by the Participant in cash upon exercise of such Option (if any); provided, that, the Company may require the Participant to satisfy such payment obligations hereunder either by forfeiting and returning to the Company such Shares received upon exercise of the Option or any other Shares, or making a cash payment or any combination of these methods, as determined by the Company in its sole discretion. The Company and its Subsidiaries, in their sole discretion, shall have the right to set off (or cause to be set off) any amounts otherwise due to the Participant from the Company (or the applicable Subsidiary) in satisfaction of such repayment obligation, provided that any such amounts are exempt from, or set off in a manner intended to comply with, the requirements of any applicable law (including, without limitation, Section 409A of the Code).

(b) The Participant hereby acknowledges and agrees that the forfeiture and recoupment conditions set forth in this Sections E and F, in view of the nature of the business in which the Company and its affiliates are engaged, are reasonable in scope and necessary in order to protect the legitimate business interests of the Company and its affiliates, and that any violation thereof would result in irreparable harm to the Company and its affiliates. The Participant also acknowledges and agrees that (i) it is a material inducement and condition to the Company’s issuance of the Option that such Participant agrees to be bound by such forfeiture and recoupment conditions and, further, that the amounts required to be forfeited or repaid to the Company pursuant to forfeiture and recoupment conditions set forth above are reasonable, and (ii) nothing in this Agreement or the Plan is intended to preclude the Company (or any affiliate thereof) from seeking any remedies available at law, in equity, under contract to the Company or otherwise, and the Company (or any affiliate thereof) shall have the right to seek any such remedy with respect to the Option, or otherwise.

(c) For purposes of this Agreement, the Participant will be deemed to engage in a “Competitive Activity” if, either directly or indirectly, without the express prior written consent of the Company, the Participant (i) takes other employment with, renders services to, or otherwise engages in any business activities with, companies or other entities that are competitors of the Company or any of its affiliates, (ii) solicits or induces, or in any manner attempts to solicit or induce, any person employed by or otherwise providing services to the Company or any of its affiliates, to terminate such person’s employment or service relationship, as the case may be, with the Company or any of its affiliates, (iii) diverts, or attempts to divert, any person or entity from doing business with the Company or any of its affiliates or induces, or attempts to induce, any such person or entity from ceasing to be a customer or other business partner of the Company or any of its affiliates, (iv) violates any agreement between the Participant and the Company or any of its affiliates relating to the non-disclosure of proprietary or confidential information of the Company or any of its affiliates, and/or (v) conducts himself or herself in a manner adversely affecting the Company or any of its affiliates, including, without limitation, making false, misleading or negative statements, either orally or in writing, about the Company or any of its affiliates. The determination as to whether the Participant has engaged in a Competitive Activity shall be made by the Committee in its sole discretion.

(d) This Section F(6)(d) applies solely with respect to Participants who are members of the Company’s Executive Management Committee. Notwithstanding anything herein to the contrary, the Participant agrees and acknowledges that the Option awarded under this Agreement and the underlying shares shall be subject to the terms and conditions of the Company’s Incentive Compensation Recoupment Policy approved by the Board. Notwithstanding the foregoing, the Participant agrees that incentive compensation, as defined under of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and such regulations as are promulgated thereunder from time to time (“Dodd-Frank”), payable to the Participant under this Agreement shall be subject to any clawback policy adopted or implemented by the Company in respect of Dodd-Frank, or in respect of any other applicable law or regulation.

G. Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to any Shares covered by the Option until the Participant shall have become the holder of record of the Shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in this Agreement or the Plan.

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H. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. Subject to Section F, if and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.

I. Amendment. To the extent applicable, the Board or the Committee may at any time and from time to time amend, in whole or in part, any or all of the provisions of this Agreement to comply with any applicable laws and stock exchange rules and regulations (including, without limitation, Section 409A of the Code and the regulations thereunder) and may also amend, suspend or terminate this Agreement subject to the terms of the Plan. Except as otherwise provided in the Plan, no modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

J. Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by regular United States mail or similar foreign mail or post, first class and prepaid, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):

If to the Company, to:

Henry Schein, Inc.

135 Duryea Road

Melville, New York 11747

Attention: General Counsel

If to the Participant, to the address on file with the Company.

K. No Obligation to Continue Employment or Services. This Agreement is not an agreement of employment, consultancy or directorship. This Agreement does not guarantee that the Company or its Subsidiaries will employ or retain, or continue to employ or retain, the Participant during the entire, or any portion of the, term of this Agreement, including but not limited to any period during which any Option is outstanding, nor does it modify in any respect the Company or its Subsidiaries’ right to terminate or modify the Participant’s employment, service relationship or compensation.

L. Dividend Equivalents. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends (except as provided in Section 5(d) of the Plan) or any other rights as a stockholder will exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 5(d) of the Plan. No dividend equivalents shall be issued or paid with respect to any Option.

M. Withholding. The Participant shall pay, or make arrangements to pay, in a manner satisfactory to the Company, an amount equal to the amount of all applicable foreign, federal, state, provincial and local taxes that the Company is required to withhold at any time. In the absence of such arrangements, the Company or one of its Subsidiaries shall have the right to withhold such taxes from the Participant’s normal pay or other amounts payable to the Participant. In addition, any statutorily required withholding obligation may be satisfied, in whole or in part, at the Participant’s election, in the form and manner prescribed by the Committee, by delivery of Shares (including Shares issuable under this Agreement).

N. Legend. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing Shares issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section.

O. Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission and processing by the Company (or any Subsidiary) of any personal data information related to Option awarded under this Agreement, for legitimate business purposes (including, without limitation, the administration of the Plan) out of the Participant’s home country and including to countries with less data protection laws than the data protection laws provided by the Participant’s home country. This authorization/consent is freely given by the Participant.

P. Delivery Delay. The delivery of any certificate representing the Common Stock may be postponed by the Company for such period as may be required for it to comply with any applicable foreign, federal, state or provincial securities law, or any national securities exchange listing requirements and the Company is not obligated to issue or deliver any securities if, in the opinion of counsel for the Company, the issuance of such Shares shall constitute a violation by the Participant or the Company of any provisions of any applicable foreign, federal, state or provincial law or of any regulations of any governmental authority or any national securities exchange. The Participant acknowledges and understands that the Company intends to meet its delivery obligations in Common Stock with respect to the Option, except as may be prohibited by law or described in this Agreement, the Plan or supplementary materials.

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Q. Miscellaneous.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

1. This Agreement shall be governed and construed in accordance with the laws of New York (regardless of the law that might otherwise govern under applicable New York principles of conflict of laws).

2. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.

3. The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

4. This Agreement and the Plan do not create a joint venture or partnership between the Company and any Subsidiary.

5. Notwithstanding any provisions in this Agreement, this grant of the Option shall be subject to any additional country-specific terms and conditions set forth in Annex 1 to the Agreement for the Participant’s country to the extent applicable. Moreover, if the Participant relocates to one of the countries included in Annex 1, the additional country-specific terms and conditions for such country, if any, will apply to the Participant to the extent that the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

R. ACQUIRED RIGHTS. THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT: (A) THE COMPANY MAY TERMINATE OR AMEND THE PLAN AT ANY TIME; (B) THE AWARD OF THE OPTION MADE UNDER THIS AGREEMENT IS COMPLETELY INDEPENDENT OF ANY OTHER AWARD OR GRANT AND IS MADE AT THE SOLE DISCRETION OF THE COMPANY; AND (C) NO PAST GRANTS OR AWARDS (INCLUDING, WITHOUT LIMITATION, THE OPTION AWARDED HEREUNDER) GIVE THE PARTICIPANT ANY RIGHT TO ANY GRANTS OR AWARDS IN THE FUTURE WHATSOEVER.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

HENRY SCHEIN, INC.

Michael S. Ettinger
Executive Vice President, Chief Operating Officer

PARTICIPANT

[Electronic Signature]

[Participant Name]

[Acceptance Date]

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ANNEX 1

Additional Country Specific Terms and Conditions

for the Option Agreement

Capitalized terms, unless explicitly defined in this Annex 1, shall have the meanings given to them in the Agreement or in the Plan.

For purposes of this Annex 1, “Employer” means the entity (the Company or Subsidiary) that employs the Participant.

Terms and Conditions

This Annex 1 includes special terms and conditions applicable to the Participant if the Participant resides in one of the countries listed below. These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Agreement. If the Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which the Participant is currently residing and/or working, or if the Participant transfers employment and/or residency between countries after the Grant Date, the Company will, in its discretion, determine to what extent the special terms and conditions contained herein shall be applicable to the Participant.

Notifications

This Annex 1 also includes country-specific information of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the exchange control, foreign asset/account reporting and other laws in effect in the respective countries as of April 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant does not rely on the information noted herein as the only source of information relating to the consequences of his/her participation in the Plan because the information may be out of date at the time that the Participant vests in and exercises the Option and acquires Shares or sells the Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his/her individual situation.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant should consult with his/her own personal tax, legal and financial advisors regarding his/her participation in the Plan before taking any action related to the Plan.

Finally, if the Participant is a citizen or resident (or is considered as such for local tax purposes) of a country other than the one in which the Participant is currently residing and/or working, or if the Participant transfers employment and/or residency after the Grant Date, the information contained herein may not be applicable to the Participant in the same manner.

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UNITED STATES

The last sentence of Section F(2) of Agreement is hereby deleted in its entirety and replaced with the following:

“For the purposes of this Agreement, a “Change of Control” shall mean the occurrence of a Section 409A Change of Control (as defined in Section S).”

The following shall be added to the Agreement as a new Section S:

“Change of Control Defined. For purposes of this Agreement, a “Section 409A Change of Control” shall be deemed to have occurred upon:

(i) an acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of (A) 50% or more of the then outstanding Shares or (B) 33% or more of the total combined voting power of the then outstanding voting securities of HSI entitled to vote generally in the election of directors (the “Outstanding HSI Voting Securities”); excluding, however, the following: (w) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (x) any acquisition by the Company, (y) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or (z) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar corporate transaction (in each case, a “Corporate Transaction”), if, pursuant to such Corporate Transaction, the conditions described in clauses (A), (B) and (C) of paragraph (iii) below are satisfied; or

(ii) within any 12-month period beginning on or after the date of the Agreement, the individuals who constitute the Board immediately before the beginning of such period (the Board as of the date hereof shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that for purposes of this Subsection any individual who becomes a member of the Board subsequent to the date hereof whose election, or nomination for election by HSI’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who are also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii) the consummation of a Corporate Transaction or, if consummation of such Corporate Transaction is subject to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the outstanding Shares and Outstanding HSI Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding Shares of the corporation resulting from such Corporate Transaction and the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the outstanding Shares and Outstanding HSI Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or the corporation resulting from such Corporate Transaction and any Person beneficially owning, immediately prior to such Corporate Transaction, directly or indirectly, 33% or more of the outstanding Shares or Outstanding HSI Voting Securities, as the case may be, will beneficially own, directly or indirectly, 33% or more of, respectively, the outstanding Shares of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv) the sale or other disposition of all or substantially all of the assets of the Company; excluding, however, such sale or other disposition to a corporation with respect to which, following such sale or other disposition, (x) more than 60% of, respectively, the then outstanding Shares of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors will be then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Common Stock and Outstanding HSI Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding Common Stock and Outstanding HSI Voting Securities, as the case may be, (y) no Person (other than the Company and any employee benefit plan (or related trust) of the

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Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 33% or more of the outstanding Common Stock or Outstanding HSI Voting Securities, as the case may be) will beneficially own, directly or indirectly, 33% or more of, respectively, the then outstanding Shares of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (z) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of such corporation.

(v) No event set forth herein shall constitute a “Section 409A Change of Control” unless such event also qualifies as a “change in control event” for purposes of Treasury Regulation § 1.409A-3(i)(5). Accordingly, the definition of “Section 409A Change of Control” set forth herein shall be limited, construed and interpreted in accordance with Section 409A and the regulations issued thereunder.”

The following shall be added to the Agreement as a new Section T:

“Section 409A. This Agreement is subject to Section 16(i) of the Plan, and any provisions in this Agreement providing for the payment of “nonqualified deferred compensation” (as defined in Section 409A of the Code and the Treasury regulations thereunder) to the Participant are intended to comply with, or be exempt from, the requirements of Section 409A of the Code, and this Agreement shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate or defer the timing of the payment of any such nonqualified deferred compensation, except in compliance with Section 409A of the Code and this Agreement, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A of the Code and this Agreement. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Participant as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. A Termination of Employment or Retirement shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a Termination of Employment or Retirement, as applicable, unless such Termination of Employment or Retirement, as applicable, is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Participant is a “specified employee,” upon his or her “separation from service” (as defined under Section 409A of the Code under such definitions and procedures as established by the Company in accordance with Section 409A of the Code), any portion of a payment, settlement, or other distribution made upon such a “separation from service” that would cause the acceleration of, or an addition to, any taxes pursuant to Section 409A of the Code will not commence or be paid until a date that is six (6) months and one (1) day following the applicable “separation from service.” Any payments, settlements, or other distributions that are delayed pursuant to this Section 18 following the applicable “separation from service” shall be accumulated and paid to the Participant in a lump sum without interest on the first business day immediately following the required delay period. Any amounts payable hereunder that satisfy the short-term deferral exception in Treas. Reg. §1.409A-1(b)(4) shall not be subject to Section 409A of the Code. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the Company’s sole discretion.”

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